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                                                                       Exhibit 5


December 18, 2002


AmerUs Group Co.
699 Walnut Street
Des Moines, Iowa 50309-3948

Ladies and Gentlemen:

         I am Senior Vice President and General Counsel of AmerUs Group Co. (the "Company") and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, (the "Securities Act") of the deferred compensation obligations (the "Obligations") to be offered and sold by the Company to certain officers and employees of the Company under the All*AmerUs Supplemental Executive Retirement Plan (the "Plan"). I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion. Based on the foregoing, I am of the opinion that the Obligations, when established under the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                 Very truly yours,


                 /s/ Joseph K. Haggerty
                 Joseph K. Haggerty, Esq.
                 Senior Vice President
                 and General Counsel
                 AmerUs Group Co.